Exhibit 99.1

Press Release	Source: BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. Announces Private Placement Offering
Wednesday August 20, 7:55 pm ET

LYNBROOK, N.Y., Aug. 20 /PRNewswire-FirstCall/ -- BioSpecifics Technologies Corp. (OTC Bulletin Board: BSTC - News), a biopharmaceutical company developing first in class collagenase based products, announced today that it raised an aggregate amount of $1,125,000 through the sale of 50,000 unregistered shares of its common stock priced at $22.50 per share. The shares were purchased by certain private investors on August 19, 2008. The shares were sold in a company managed PIPE transaction at a premium over the market price. BioSpecifics did not grant options nor pay any commissions for this transaction.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and licensed injectable collagenase for three clinical indications: Dupuytren's disease, Peyronie's disease and frozen shoulder (adhesive capsulitis). It has a development and licensing agreement with Auxilium Pharmaceuticals.

BioSpecifics' main website is at

http://www.biospecifics.com

it's Dupuytren's Disease patient discussion forum at

http://www.biospecifics.com/forum/index.html

and its Peyronie's Disease patient discussion forum at

http://www.biospecifics.com/forum/index2.html